Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m. Eastern time on October 16, 2026. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	10/07/2026	Purchase of Common Stock	1,700	$3.4781(1)
Clients of GVIC	10/08/2026	Purchase of Common Stock	5,256	$3.4991(1)
Clients of GVIC	10/09/2026	Purchase of Common Stock	3,328	$3.4836(1)
Clients of GVIC	10/12/2026	Purchase of Common Stock	6,907	$3.4996(1)
Clients of GVIC	10/13/2026	Purchase of Common Stock	69,469	$3.4849(1)
Mr. Jeffrey Geygan	10/13/2026	Purchase of Common Stock	26,895	$3.4791(1)
Clients of GVIC	10/14/2026	Purchase of Common Stock	465,880	$3.4741(1)
Mr. Jeffrey Geygan	10/14/2026	Purchase of Common Stock	5,490	$3.4721(1)
Mr. James Geygan	10/14/2026	Purchase of Common Stock	4,940	$3.4721(1)
Ms. Stacy Wilke	10/14/2026	Purchase of Common Stock	2,565	$3.4721(1)
Ms. Kathleen Geygan	10/14/2026	Purchase of Common Stock	3,360	$3.4721(1)
Mr. Shawn Rice	10/14/2026	Purchase of Common Stock	6,340	$3.4721(1)
Clients of GVIC	10/14/2026	Sale of Common Stock	3,995	$3.4999(1)
Clients of GVIC	10/15/2026	Purchase of Common Stock	23,438	$3.4750(1)
Ms. Stacy Wilke	10/15/2026	Purchase of Common Stock	525	$3.4750(1)
Clients of GVIC	10/16/2026	Purchase of Common Stock	10,300	$3.4947(1)
Clients of GVIC	10/16/2026	Purchase of Common Stock(2)	3,000	$5.0000
GVIC	10/16/2026	Purchase of Common Stock(2)	2,500	$5.0000
Mr. Jeffrey Geygan	10/16/2026	Purchase of Common Stock(2)	7,500	$5.0000
Mr. James Geygan	10/16/2026	Purchase of Common Stock(2)	1,500	$5.0000
Clients of GVIC	10/19/2026	Purchase of Common Stock	299,846	$3.4786(1)
GVIC	10/19/2026	Purchase of Common Stock	4,410	$3.4786(1)

Mr. Shawn Rice	10/19/2026	Purchase of Common Stock	1,920	$3.4786(1)
Clients of GVIC	10/20/2026	Purchase of Common Stock	4,200	$3.4478(1)
Clients of GVIC	10/21/2026	Purchase of Common Stock	1,213	$3.4967(1)
Clients of GVIC	10/22/2026	Purchase of Common Stock	182,650	$3.4886(1)
Clients of GVIC	10/23/2026	Purchase of Common Stock	67,200	$3.4941(1)

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(1)
Transaction price represents the weighted-average price of the shares transacted on each respective day. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares transacted at each separate price within the range set forth in this Statement.
(2)
Transaction reflects Common Stock purchased upon assignment of written put option contracts with an exercise price of $5.00 per share. Contracts were exercised by the option holder with assignment to the reporting person. The reporting person recognized premiums of $1.50 per share on connection with the sale of such contracts.